EXHIBIT 99.1

News Release

Analysts and Media Contact:

Susan Kappes Giles (972) 855-3729

Atmos Energy Corporation Reports Results For

Fiscal 2006 Third Quarter and Nine Months; Reaffirms 2006 Guidance

DALLAS (August 9, 2006)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal third quarter and nine months ended June 30, 2006.

•	For the fiscal 2006 third quarter, net loss was $18.1 million, or $0.22 per diluted share, compared with net income of $4.5 million, or $0.06 per diluted share in the prior-year quarter.

•	Natural gas marketing gross profit for the three-month period ended June 30, 2006 was negatively impacted by unrealized mark-to-market losses of $21.3 million compared with unrealized mark-to-market losses of $0.2 million for the same period last year. These unrealized losses are temporary and will reverse in future periods.

•	Utility gross profit for the fiscal 2006 third quarter was negatively affected by approximately $15.3 million primarily due to weather that was 31 percent warmer than normal, which occurred in patterns that discouraged consumption and encouraged continued customer conservation. Warmer-than-normal weather in the Mid-Tex Division negatively impacted gross profit in the current quarter by about $3.9 million. Atmos Energy’s budgeted earnings for the full 2006 fiscal year reflect 30-year normal weather.

•	In May 2006, the Louisiana Division was authorized to implement rates with a Weather Normalization Adjustment (WNA) beginning with the 2006-2007 winter heating season. In July 2006, the Mid-Tex Division received approval to implement WNA, effective October 1, 2006. During fiscal 2006, significantly warmer-than-normal weather in the Louisiana and Mid-Tex Divisions accounted for approximately $32.6 million of the reduction in utility gross profit.

For the nine months ended June 30, 2006, net income was $141.7 million, or $1.75 per diluted share, compared with net income of $152.6 million, or $1.94 per diluted share for the same period last year. Weighted average shares outstanding increased 3 percent from the prior-year period. The nonutility businesses contributed $57.6 million of net income, or $0.71 per diluted share for the current nine-month period. Gross profit at the utility for the nine months ended June 30, 2006 was adversely impacted by approximately $47.5 million due to weather that was 13 percent warmer than normal, as adjusted for jurisdictions with weather normalized rates. For the nine months of fiscal 2006, weather in the Mid-Tex Division was 28 percent warmer than normal, which accounted for approximately $26.3 million of the reduction in utility gross profit.

“Our commitment to utility rate redesign is paying off,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “With our recent rate successes in the Louisiana and Mid-Tex Divisions, we have successfully decoupled over 90 percent of our utility margins from weather for the upcoming winter. I am confident we are now on the road to realizing the full potential of our utility franchise.”

Best continued: “Because of the seasonal nature of the company’s utility operations, the third quarter of the fiscal year is typically a loss quarter. In addition, we also experienced sizeable unrealized losses in our nonutility marketing business, largely a result of a volatile gas price environment and increased gas in storage. The good news is that the unrealized mark-to-market losses are only temporary and will reverse over time.”

Results for the 2006 Third Quarter Ended June 30, 2006

Consolidated gross profit for the three months ended June 30, 2006, was $204.5 million, compared with $221.3 million for the three months ended June 30, 2005. The $16.8 million decrease in consolidated gross profit reflects both lower utility and natural gas marketing results.

Utility gross profit decreased $5.3 million to $169.9 million in the third quarter, compared with $175.2 million in the same period last year, before intersegment eliminations. Consolidated utility throughput decreased to 62.3 billion cubic feet (Bcf) for the three months ended June 30, 2006, compared with 72.7 Bcf for the prior-year quarter. Approximately $16.2 million of the reduction in utility gross profit and related throughput reflects the adverse impact of weather, as adjusted for jurisdictions with weather-normalized rates, that was 29 percent warmer than the prior-year quarter and continued customer conservation. Additionally, gross profit decreased due to the adverse impact of Hurricane Katrina. These decreases were partially offset by the recognition of $6.2 million of utility margin in May 2006 that had been previously deferred in Louisiana and approximately $3.9 million of increased margins arising from rate adjustments under the Texas Gas Reliability Infrastructure Program (GRIP).

Natural gas marketing gross profit reflected a loss of $0.9 million for the three months ended June 30, 2006, compared with income of $10.4 million in the same quarter last year, before intersegment eliminations. The $11.3 million reduction primarily reflects an unfavorable unrealized margin variance compared with the prior-year quarter. For the fiscal 2006 third quarter, the storage and marketing margin included a negative $21.3 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from March 31, 2006. For the third quarter of fiscal 2005, the storage and marketing margin of $10.4 million included a negative $0.2 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from March 31, 2005. As of June 30, 2006, the physical storage position was 19.0 Bcf with equal and offsetting financial hedges, compared to a physical storage position of 14.1 Bcf at June 30, 2005. Consolidated natural gas marketing sales volumes were 66.5 Bcf for the three months ended June 30, 2006, compared with 52.7 Bcf in the prior-year quarter.

Consolidated operation and maintenance expense for the three months ended June 30, 2006, was $104.4 million, compared with $91.4 million for the three months ended June 30, 2005.

Excluding the provision for doubtful accounts, operation and maintenance expense for the three months ended June 30, 2006, increased $14.8 million compared with the prior-year quarter, primarily due to higher employee costs associated with increased headcount and benefit costs. Partially offsetting these increases was the reversal of a $2.0 million accrual recorded during the first quarter of fiscal 2006 for potential Hurricane Katrina losses, reflecting an improved outlook to fully recover losses sustained from the storm. The provision for doubtful accounts decreased from $4.3 million for the three months ended June 30, 2005, to $2.5 million for the three months ended June 30, 2006. The $1.8 million decrease primarily reflects lower revenues than the prior-year quarter coupled with strong customer account collection efforts. In the utility segment, the average cost of natural gas for the three months ended June 30, 2006, was $7.11 per thousand cubic feet (Mcf), compared with $7.43 per Mcf for the three months ended June 30, 2005.

Taxes, other than income taxes, for the three months ended June 30, 2006, were $48.5 million, compared with $46.9 million for the prior-year quarter. The $1.6 million increase was primarily related to franchise fees and state gross receipts taxes, both of which are calculated as a percentage of revenue and are paid by utility customers as a component of their monthly bills. Although these amounts are included as a component of revenue in accordance with the company’s tariffs, timing differences between when these amounts are billed to customers and when the company recognizes the associated expense may favorably or unfavorably affect net income on a temporary basis. However, there is no permanent effect on net income.

Interest charges for the three months ended June 30, 2006, were $35.9 million, compared with $33.7 million for the prior-year quarter. The $2.2 million increase was primarily due to higher average outstanding short-term debt balances used to fund working capital needs, coupled with an increase in the three-month LIBOR rate. These increases were partially offset by $1.2 million in interest savings arising from the early payoff of $72.5 million of the company’s First Mortgage Bonds in June 2005.

Results for the Nine Months Ended June 30, 2006

Consolidated gross profit for the nine months ended June 30, 2006, was $956.5 million, compared with $919.3 million for the nine months ended June 30, 2005.

Utility gross profit increased to $765.8 million for the nine months ended June 30, 2006, compared with $755.6 million in the same period last year, before intersegment eliminations. Consolidated utility throughput decreased to 330.9 Bcf for the nine months ended June 30, 2006, compared with 351.7 Bcf for the prior-year period. The increase in utility gross profit primarily reflects higher franchise fees and state gross receipts taxes year over year, which are paid by utility customers and have no permanent effect on net income. Additionally, gross profit increased by approximately $8.3 million due to rate adjustments resulting from the company’s 2004 and 2005 GRIP filings. Finally, gross profit increased by about $6.2 million due to the recognition of utility margin that had been previously deferred in Louisiana. These increases were partially offset by a $4.8 million decrease due to the negative impact of Hurricane Katrina on the company’s operations. Additionally, weather, as adjusted for jurisdictions with weather-normalized operations, was three percent warmer than the prior-year period, which resulted in a decrease in consolidated utility throughput and a corresponding $22.1 million decrease in utility gross profit, primarily in the Mid-Tex division where weather was 11 percent warmer than the prior-year period.

Natural gas marketing gross profit was $69.4 million for the nine months ended June 30, 2006, compared with $48.4 million in the same period last year, before intersegment eliminations. The $21.0 million improvement reflects Atmos Energy Marketing’s ability to capture higher margins in a volatile natural gas market in the storage and marketing operations, partially offset by an unfavorable movement in unrealized margin. For the nine months ended June 30, 2006, the storage and marketing margin of $69.4 million included a negative $38.5 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from September 30, 2005. For the nine months ended June 30, 2005, the storage and marketing margin of $48.4 million included a negative $10.3 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from September 30, 2004. Consolidated natural gas marketing sales volumes were 207.4 Bcf for the nine months ended June 30, 2006, compared with 179.7 Bcf in the prior-year period.

Pipeline and storage gross profit was $120.5 million for the nine months ended June 30, 2006, compared with $113.8 million for the nine months ended June 30, 2005. The $6.7 million increase was primarily attributable to higher transportation and related services margins coupled with increased throughput on the Atmos Pipeline-Texas system and Atmos Pipeline & Storage, LLC’s ability to capture more favorable arbitrage spreads in its asset management contracts. These increases were partially offset by the absence of inventory sales of $3.0 million realized in the prior-year period.

Consolidated operation and maintenance expense for the nine months ended June 30, 2006, was $325.3 million compared with $305.6 million for the nine months ended June 30, 2005. Excluding the provision for doubtful accounts, operation and maintenance expense for the nine months ended June 30, 2006, increased $15.7 million compared with the same period in 2005. The increase was primarily attributable to a net increase in administrative costs year-over-year, and higher line locate and facilities costs. However, these increases were partially offset by the absence of $2.1 million of merger and integration expenses that were fully amortized in the fiscal 2005 first quarter. The provision for doubtful accounts increased $4.0 million to $18.5 million for the nine months ended June 30, 2006, compared with $14.5 million in the prior-year period. The increase was mainly attributable to increases in the utility segment provision for doubtful accounts due to increased collection risk associated with higher customer bills as a result of higher natural gas prices. In the utility segment, the average cost of natural gas for the nine months ended June 30, 2006, was $10.39 per Mcf, compared with $7.20 per Mcf for the nine months ended June 30, 2005.

Taxes, other than income taxes, for the nine months ended June 30, 2006, were $158.7 million, compared with $140.5 million for the prior-year period. The $18.2 million increase was primarily related to franchise fees and state gross receipts taxes, which do not have a permanent effect on net income, as explained above.

Miscellaneous expense for the nine months ended June 30, 2006, was $1.0 million, compared with miscellaneous income of $2.9 million for the nine months ended June 30, 2005. The $3.9 million increased expense was attributable to a $3.3 million charge recorded during the fiscal 2006 second quarter associated with an adverse regulatory ruling in Tennessee related to the calculation of a performance-based rate mechanism associated with gas purchases, coupled with lower interest income earned on lower cash balances during the current-year period compared with the prior-year period.

Interest charges for the nine months ended June 30, 2006, were $107.6 million, compared with $99.3 million for the nine months ended June 30, 2005. The $8.3 million increase was primarily due to higher average outstanding short-term debt balances used to fund natural gas purchases at significantly higher prices, coupled with an increase in the three-month LIBOR rate. These increases were partially offset by $3.6 million in interest savings arising from the early payoff of $72.5 million of the company’s First Mortgage Bonds in June 2005.

For the nine months ended June 30, 2006, cash flow generated from operating activities provided cash of $223.4 million, compared with a $387.4 million cash inflow from operations for the same period last year. Period over period, operating cash flow was adversely impacted by significantly higher natural gas prices which contributed to significantly higher under-collected deferred gas costs and an unfavorable timing of cash payments compared with the prior-year period. These adverse changes were partially offset by customer account collections and reduced cash margin deposit requirements to collateralize certain risk management positions.

Capital expenditures increased to $322.7 million for the nine months ended June 30, 2006, from $226.9 million for the nine months ended June 30, 2005. The $95.8 million increase in capital expenditures primarily reflects increased spending associated with the company’s North Side Loop project in the Dallas/Fort Worth Metroplex and other pipeline expansion projects in the Atmos Pipeline–Texas Division, all of which were completed during the fiscal 2006 third quarter. Increased capital spending in the Mid-Tex Division also contributed to the increase in capital expenditures.

Outlook

Atmos Energy’s leadership remains focused on enhancing shareholder value by delivering consistent earnings growth and providing a sound and attractive dividend. At June 30, 2006, the ratio of debt to total capitalization was 59.9 percent compared with 58.9 percent at March 31, 2006 reflecting increased short-term debt borrowings. Atmos Energy remains committed to reducing the debt to capitalization ratio to a targeted range of 50 to 55 percent within two to four years.

The company believes that despite the unseasonably warm weather that negatively impacted its utility results, continued natural gas price volatility creates the potential for the complementary nonutility businesses to deliver stronger results, thereby partially offsetting the impact of warmer weather on the company’s utility operations. As a result, Atmos Energy continues to anticipate earnings per diluted share in the full 2006 fiscal year to be at the lower end of the previously announced range of $1.80 to $1.90. However, changes in these events or other circumstances that the company cannot currently anticipate, could materially impact earnings, and result in earnings for the fiscal 2006 year that are significantly above or below this outlook.

Conference Call to be Webcast August 10, 2006

Atmos Energy Corporation will host a conference call with financial analysts to discuss the financial results for the third quarter and first nine months of fiscal 2006 on Thursday, August 10, 2006, at 9 a.m. CDT. The telephone number is 800-218-0204. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation also will be available on the company’s Web site, and a playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Earl Fischer, senior vice president, utility operations; Mark Johnson, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Kappes Giles, vice president, investor relations.

Highlights and Recent Developments

Louisiana Rate Settlement

On May 25, 2006, the Louisiana Public Service Commission (LPSC) voted to approve a settlement of several existing dockets filed by the company. The settlement provided for, among other things, a modified WNA which provides for partial decoupling, renewal of the Rate Stabilization Clause (RSC) for both the LGS and TransLa service areas with provisions that will reduce regulatory lag and provide a refund to customers of approximately $400,000.

The first RSC filing will be made in August 2006, based on a test year ended December 31, 2005, for the LGS service area. The effective date for any rate adjustment resulting from that filing will be August 12, 2006. The first filing for the TransLa service area will be made by December 31, 2006, for the test period ending September 30, 2006, with any rate adjustment becoming effective on April 1, 2007. WNA for both service areas will be in effect for an initial three-year period beginning with the winter of 2006-2007.

Mid-Tex Division Ratemaking Initiatives

In May 2006, the Mid-Tex Division filed its case with the Railroad Commission of Texas (RRC) seeking incremental annual revenues of $60 million and several rate design changes including WNA, Revenue Stabilization, and recovery of the gas cost component of bad debt. The filing was in response to recent actions taken by some of the cities served by the Mid-Tex Division, including the City of Dallas, which requires the Mid-Tex Division to demonstrate that existing distribution rates are just and reasonable.

In July 2006, the Mid-Tex Division and the RRC agreed to implement WNA on both an interim and permanent basis, effective October 1, 2006. The agreement provided that the interim WNA will use 30 years of weather history, while the permanent WNA would allow the parties to contest the appropriate period of weather data to use in calculating normal weather. The permanent WNA should also be modified or adjusted to conform to the rate design that the commission ultimately approves in the case, which is anticipated no later than the first quarter of calendar 2007. Any rate increase will be effective prospectively from the date of the final order; however, any rate decrease will be effective from May 31, 2006.

Natural Gas Gathering Project

In May 2006, the company announced plans to construct a natural gas gathering system in Eastern Kentucky that will originate in Floyd County, Kentucky, and extend north approximately 65 miles to interconnect with the Tennessee Gas Pipeline in Carter County, Kentucky. The new system is expected to relieve severe gas gathering and transportation constraints that historically have burdened natural gas producers in the area and should improve delivery reliability to natural gas customers. Kinzer Drilling, an independent producer in the area will have an ownership interest in the project. More than a dozen other producers have signed memoranda of understanding to commit gas volumes to the new system and to enter into agreements on commercially reasonable terms.

The project is expected to cost between $75 million to $80 million. Upon receiving all required regulatory approvals, including exemption from regulatory oversight by the Federal Energy Regulatory Commission, construction is expected to begin in the first half of fiscal 2007, with operations expected to begin in fiscal 2008.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believes,” “estimate,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks relating to the acquisition of the operations of TXU Gas, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s SEC filings. These factors include the risks and uncertainties discussed in the company’s Form 10-K for the fiscal year ended September 30, 2005, and the company’s Form 10-Q for the three and six months ended March 31, 2006. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

	Three Months Ended June 30		Percentage Change
Statements of Income (Loss) (000s except per share)	2006	2005
Operating revenues:
Utility segment	$402,044	$501,735
Natural gas marketing segment	562,447	466,835
Pipeline and storage segment	35,862	33,449
Other nonutility segment	1,413	1,421
Intersegment eliminations	(138,523)	(96,563)

	863,243	906,877
Purchased gas cost:
Utility segment	232,192	326,502
Natural gas marketing segment	563,333	456,440
Pipeline and storage segment	379	(1,733)
Other nonutility segment	—	—
Intersegment eliminations	(137,161)	(95,606)

	658,743	685,603

Gross profit	204,500	221,274	(8)%

Operation and maintenance expense	104,380	91,443	14%
Depreciation and amortization	46,838	43,448	8%
Taxes, other than income	48,479	46,915	3%

Total operating expenses	199,697	181,806	10%

Operating income	4,803	39,468	(88)%

Miscellaneous income	963	1,524	(37)%
Interest charges	35,944	33,689	7%

Income (loss) before income taxes	(30,178)	7,303	(513)%
Income tax expense (benefit)	(12,033)	2,817	(527)%

Net income (loss)	$(18,145)	$4,486	(504)%

Basic net income (loss) per share	$(0.22)	$0.06
Diluted net income (loss) per share	$(0.22)	$0.06

Cash dividends per share	$.315	$.310

Weighted average shares outstanding:
Basic	80,840	79,683
Diluted	80,840	80,144

	Three Months Ended June 30		Percentage Change
Summary Net Income (Loss) by Segment (000s)	2006	2005
Utility	$(18,971)	$(6,668)	(185)%
Natural gas marketing	(5,169)	2,360	(319)%
Pipeline and storage	5,832	8,842	(34)%
Other nonutility	163	(48)	440%

Consolidated net income (loss)	$(18,145)	$4,486	(504)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

	Nine Months Ended June 30		Percentage Change
Statements of Income (000s except per share)	2006	2005
Operating revenues:
Utility segment	$3,254,674	$2,650,793
Natural gas marketing segment	2,482,921	1,473,527
Pipeline and storage segment	121,057	122,685
Other nonutility segment	4,500	4,058
Intersegment eliminations	(682,243)	(290,477)

	5,180,909	3,960,586
Purchased gas cost:
Utility segment	2,488,906	1,895,181
Natural gas marketing segment	2,413,511	1,425,128
Pipeline and storage segment	590	8,895
Other nonutility segment	—	—
Intersegment eliminations	(678,591)	(287,889)

	4,224,416	3,041,315

Gross profit	956,493	919,271	4%

Operation and maintenance expense	325,295	305,640	6%
Depreciation and amortization	137,174	132,771	3%
Taxes, other than income	158,691	140,537	13%

Total operating expenses	621,160	578,948	7%

Operating income	335,333	340,323	(1)%

Miscellaneous income (expense)	(1,028)	2,867	(136)%
Interest charges	107,625	99,304	8%

Income before income taxes	226,680	243,886	(7)%
Income tax expense	85,002	91,299	(7)%

Net income	$141,678	$152,587	(7)%

Basic net income per share	$1.76	$1.96
Diluted net income per share	$1.75	$1.94

Cash dividends per share	$.945	$.930

Weighted average shares outstanding:
Basic	80,520	78,009
Diluted	81,013	78,478

	Nine Months Ended June 30		Percentage Change
Summary Net Income by Segment (000s)	2006	2005
Utility	$84,070	$104,006	(19)%
Natural gas marketing	28,215	19,413	45%
Pipeline and storage	29,086	28,564	2%
Other nonutility	307	604	(49)%

Consolidated net income	$141,678	$152,587	(7)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets (000s)	June 30, 2006	September 30, 2005
Net property, plant and equipment	$3,579,083	$3,374,367

Cash and cash equivalents	26,849	40,116
Cash held on deposit in margin account	58,176	80,956
Accounts receivable, net	409,087	454,313
Gas stored underground	437,069	450,807
Other current assets	118,990	238,238

Total current assets	1,050,171	1,264,430

Goodwill and intangible assets	737,349	737,787
Deferred charges and other assets	249,874	276,943

	$5,616,477	$5,653,527

Shareholders’ equity	$1,664,556	$1,602,422
Long-term debt	2,180,752	2,183,104

Total capitalization	3,845,308	3,785,526

Accounts payable and accrued liabilities	306,805	461,314
Other current liabilities	407,575	503,368
Short-term debt	297,087	144,809
Current maturities of long-term debt	3,331	3,264

Total current liabilities	1,014,798	1,112,755

Deferred income taxes	283,757	292,207
Deferred credits and other liabilities	472,614	463,039

	$5,616,477	$5,653,527

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows (000s)	Nine Months Ended June 30
	2006	2005
Cash flows from operating activities

Net income	$141,678	$152,587
Depreciation and amortization	137,533	133,405
Deferred income taxes	36,160	17,703
Changes in assets and liabilities	(103,991)	76,122
Other	12,063	7,593

Net cash provided by operating activities	223,443	387,410

Cash flows from investing activities
Capital expenditures	(322,691)	(226,851)
Acquisitions	—	(1,916,654)
Other	(4,811)	(1,648)

Net cash used in investing activities	(327,502)	(2,145,153)

Cash flows from financing activities

Net increase in short-term debt	152,278	—
Net proceeds from issuance of long-term debt	—	1,385,847
Repayment of long-term debt	(2,618)	(102,801)
Settlement of Treasury lock agreements	—	(43,770)
Cash dividends paid	(76,559)	(74,048)
Net proceeds from equity offering	—	382,014
Issuance of common stock	17,691	32,206

Net cash provided by financing activities	90,792	1,579,448

Net decrease in cash and cash equivalents	(13,267)	(178,295)
Cash and cash equivalents at beginning of period	40,116	201,932

Cash and cash equivalents at end of period	$26,849	$23,637

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2006	2005	2006	2005
Heating degree days *	119	167	2,507	2,580
Percent of normal *	69%	97%	87%	89%
Consolidated utility gas throughput (MMcf as metered)	62,283	72,678	330,946	351,712
Consolidated natural gas marketing sales volumes (MMcf)	66,472	52,739	207,418	179,679
Consolidated pipeline transportation volumes (MMcf)	104,680	97,567	277,721	254,528
Natural gas meters in service	3,186,152	3,163,912	3,186,152	3,163,912
Utility average cost of gas	$7.11	$7.43	$10.39	$7.20

*	Adjusted for weather-normalized operations.

###